Exhibit 10.5

NAME OF EMPLOYEE

ADDRESS OF EMPLOYEE

8 June 2005

Dear Colleague

SHARE OPTIONS STATEMENT

This statement details your lastminute.com plc (“lastminute.com”) shares under option and should be read in conjunction with the accompanying letters (“the Letters”) regarding the Recommended Acquisition of lastminute.com by Travelocity Europe Limited, a wholly owned subsidiary of Sabre, Inc., the terms and conditions enclosed with the Letters and the Scheme Document.

Statement re Share Options

Option Scheme Name	Option Grant Date	Option price (pence)	Number of lastminute.com shares under option

Please read the Letters carefully as your option(s) will in due course lapse unless you take steps to exercise it/them.

If you have any queries please contact the Company Secretarial Department on + 44 (0)20 7866 4455.

Yours sincerely

/s/ Simon Watkins
Simon Watkins
Company Secretary